Exhibit 10.5

BELLEFIELD OFFICE PARK

ASPENWOOD BUILDING

1800 -114TH AVENUE SE

BELLEVUE, WASHINGTON

OFFICE LEASE AGREEMENT

BETWEEN

EOP OPERATING LIMITED PARTNERSHIP,

a Delaware limited partnership

(“LANDLORD”)

AND

COINSTAR, INC.,

a Delaware corporation

(“TENANT”)

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the 1st day of January, 2004, by and between EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and COINSTAR, INC., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of this Lease: Exhibit A-1 (Outline and Location of Premises), Exhibit A-2 (Legal Description), Exhibit A-3 (Outline and Location of Storage Spaces), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter – Intentionally Omitted), Exhibit E (Building Rules and Regulations) and Exhibit F (Additional Provisions).

1.	Basic Lease Information.

1.01	“Building” shall mean the building located at 1800-114th Avenue SE, Bellevue, Washington 98004, commonly known as the Aspenwood Building. “Rentable Square Footage of the Building” is deemed to be 465,965 square feet based upon the combined rentable area of the buildings described in Section 1.04 below.

1.02	“Premises” shall mean the area shown on Exhibit A-1 to this Lease. The Premises is located on the 1st and 2nd floors and known as suite numbers 100 and 200. If the Premises include one or more floors in their entirety, all corridors, kitchen facilities, restroom facilities and vending areas located on such full floor(s) shall be considered part of the Premises. The “Rentable Square Footage of the Premises” is deemed to be 46,070 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

1.03	“Base Rent”:

Period	Annual Rate Per Square Foot	Monthly Base Rent
1/1/04 through 12/31/05	$7.87	$30,214.24
1/1/06 through 12/31/07	$8.87	$34,053.41
1/1/07 through 12/31/09	$9.87	$37,892.57

1.04	“Tenant’s Pro Rata Share”: 9.8870%. For purposes of determining Tenant’s Pro Rata Share, and as used throughout Exhibit B of this Lease, the “Building” shall mean, collectively, the 15 buildings located at 1400-112th Avenue SE, 1309-114th Avenue SE, 1203 –114th Avenue SE, 1215-114th Avenue SE, 1601-114th Avenue SE, 1621-114th Avenue SE, 1500-114th Avenue SE, 1715-114th Avenue SE, 1450-114th Avenue SE, 11201 SE 8th Street, 1150-114th Avenue SE, 1300-114th Avenue SE, 1687-114th Avenue SE, 1800-114th Avenue SE and 1756-114th Avenue SE, all located in Bellevue, Washington, it being understood and agreed that all of the foregoing buildings, collectively, are treated as a single building for purposes of obtaining or providing services or otherwise determining Expenses and/or Taxes. In calculating Tenant’s Pro Rata Share of Expenses and/or Taxes with respect to the Premises, the “Rentable Square Footage of the Building” described in Section 1.01 above reflects the combined rentable area in the foregoing buildings, collectively, and “Tenant’s Pro Rata Share” with respect to the Premises, as described above, is based upon the foregoing Rentable Square Footage of the Building. However, notwithstanding the foregoing, if one or more buildings are removed from the group of buildings comprising the Building, as described above in this Section, whether as a result of a sale or demolition of the building(s) or otherwise, or if one or more buildings owned by Landlord are added to the group of buildings comprising the Building, as described above in this Section, then the definition of “Building” and the “Rentable Square Footage of the Building”, as described in this Section 1, and “Tenant’s Pro Rata Share” with respect to the Premises, shall be appropriately modified or adjusted to reflect the deletion or addition of such buildings.

1.05	“Base Year” [Intentionally Omitted]

1.06	“Term”: A period of 72 months. The Term shall commence on January 1, 2004 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on December 31, 2009 (the “Termination Date”).

1.07

Allowance(s): (a) an allowance in the amount of $852,295.000 (i.e., $18.50 multiplied by the Rentable Square Footage of the Premises) towards the cost of any Identified Alterations (defined in Section 1.14 below) and certain other costs as more particularly described in the Work Letter (defined in Section 1.14 below); (b) an allowance in the amount of $46,070.00 (i.e., $1.00 multiplied by the Rentable Square Footage of the Premises) towards the cost of preparing plans for any Identified Alterations or any other Alterations (defined in Section 9.03 below), as more particularly described in the Work Letter; and (c) an allowance in the amount of $57,587.50 (i.e., $1.25 multiplied by the Rentable Square Footage of the Premises) towards the cost of tenant’s moving costs, if any, associated with temporarily relocating to space in the building commonly known as the Magnolia building, if applicable, during the performance of any Identified Alterations in calendar year 2004, as more particularly provided in Section III of Exhibit F.

1.08	“Security Deposit”: $113,602.00, as more fully described in Section 6. As of the date of this Lease, Landlord holds the Security Deposit as more fully provided in Section 6.

1.09	“Guarantor(s)”: As of the date of this Lease, there are no Guarantors.

1.10	“Broker(s)”: Raskin & Associates (“Tenant’s Broker”), which represented Tenant in connection with this transaction, and Equity Office Properties Management Corp. (“Landlord’s Broker”), which represented Landlord in connection with this transaction.

1.11	“Permitted Use”: General Office Use; provided that in no event shall the Premises, or any portion of the Premises, be used for the operation of a food service.

1.12	“Notice Address(es)”:

Landlord:	Tenant:

EOP Operating Limited Partnership c/o Equity Office Management, L.L.C. 701 5th Avenue Suite 4000 Seattle, Washington 98104 Attn: Property Manager, Bellefield Office Park	Prior to, on and after the Commencement Date, notices shall be sent to Tenant at the Premises.

A copy of any notices to Landlord shall be sent to Equity Office, One Market, Spear Tower, Suite 600, San Francisco, California 94105, Attn: Seattle Regional Counsel.

1.13	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 7:00 A.M. to 7:00 P.M. on Business Days.

1.14	“Identified Alterations” has the meaning set forth in Section 1 of the separate agreement (the “Work Letter”) attached to this Lease as Exhibit C.

1.15	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

2.	Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use, in common with others, any portions of the Property that are designated by Landlord for the common use of tenants and others (the “Common Areas”).

3.	Possession.

3.01 [Intentionally Omitted]

3.02 The Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. Tenant has been in prior possession of the Premises under the terms of a prior Lease between Tenant and Landlord predecessor in interest dated as of January 27, 1997, as amended (the “Prior Lease”), and Tenant agrees that the Premises are in good order and satisfactory condition.

4.	Rent.

4.01 As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term, and the first monthly installment of Additional Rent for Expenses and

Taxes, shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means reasonably acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to 5% of any past due Rent, provided that Tenant shall be entitled to a grace period of 5 Business Days for the first 2 late payments of Rent in a given calendar year before the imposition of such administration fee. In addition, past due Rent shall accrue interest at 12% per annum. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.02 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

5.	Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later (“Law(s)”), including the Americans with Disabilities Act (the “ADA”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall, within 5 Business Days after receipt thereof, provide Landlord with copies of any notices it receives regarding any violation or alleged violation of any Law pertaining to the Premises or the Property. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9). The rules and regulations shall be generally applicable, and generally applied in the same manner, to all tenants of the Building.

Landlord shall, at Landlord’s expense (except to the extent properly included in Expenses), be responsible for correcting any violation of Law (including, without limitation, the ADA) with respect to the Base Building; provided, however, that Landlord shall not be responsible for correcting any such violation to the extent such violation (i) is caused or triggered by any of the matters that are Tenant’s responsibility under any provision of this Lease, including, without limitation, the preceding paragraph or Section 9 below, or (ii) arises under any provision of the ADA other than Title III thereof. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment, provided that if Landlord elects not to contest any alleged violation, Landlord will promptly make all repairs, additions, alterations or improvements necessary to comply with the notice of violation. Landlord represents and warrants to Tenant that, as of the date hereof, Landlord has not received written notice from any governmental agency that the Building is in violation of the ADA.

6.	Security Deposit.

6.01 As of the date hereof, the Security Deposit is being held by Landlord as more fully provided in Section 6.02 below. The Security Deposit shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Section 18) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the latest to occur of: (a) determination of Tenant’s Pro Rata Share of Expenses and Taxes for the final calendar year of the Term; (b) the Termination Date; or (c) the date Tenant surrenders possession of the Premises to Landlord in compliance with Section 25. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

6.02 Landlord acknowledges that, as of the date hereof, Landlord holds the amount of $113,602.00 as a security deposit under the Prior Lease (the “Existing Security”). Notwithstanding anything else herein or in the Prior Lease to the contrary, (i) the Existing Security shall also be held by Landlord as the Security Deposit under this Lease; (ii) if Landlord uses any portion of the Existing Security pursuant to the Prior Lease, Tenant shall, within 5 days after demand, restore the Existing Security to its original amount; and (iii) from and after the date, if any, on which Landlord becomes required to return all or any portion of the Existing Security to Tenant under the terms of the Prior Lease (or under applicable law with respect to the Prior Lease), the Existing Security shall continue to be held by Landlord as the Security Deposit hereunder.

7.	Building Services.

7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) customary heat, ventilation and air conditioning in season during Building Service Hours, at such temperatures and in such amounts as are reasonably appropriate for comparable buildings or as required by applicable Law. Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord; (c) standard janitorial service on Business Days; (d) Elevator service at all times (except as otherwise provided herein); (e) Electricity to the Premises for general office use, in accordance with the terms and conditions in Section 7.02; and (f) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

7.02 Electricity used by Tenant in the Premises shall be separately metered and shall be paid for by Tenant by a separate charge billed by the applicable utility company, which charge shall be payable directly by Tenant to such utility company or, at Landlord’s option, by Landlord (in which event Tenant shall pay to Landlord, within ten (10) days after written demand, any such charge paid or to be paid by Landlord).

7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, are made commercially unusable for a period in excess of 3 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered commercially unusable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be equitably prorated based upon the percentage of the rentable square footage of the Premises that is rendered commercially unusable and not used by Tenant.

8.	Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. However, by written notice to Tenant at least 30 days prior to the Termination Date, Landlord may require Tenant, at its expense, to remove (a) any Cable (defined in Section 9.01) installed by or for the benefit of Tenant, and (b) any Identified Alterations or other Alterations installed after the date hereof that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date, provided that, upon prior written notice delivered to Landlord at least 30 days before the Termination Date, Tenant may retain possession of the Premises for up to 5 days after the Termination Date for the sole purpose of removing the Required Removables, in which event Tenant’s possession of the Premises during such period shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Additional Rent on a per diem basis at the rates in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work, in which event Tenant, within 30 days after receipt of written request (together with an invoice) from Landlord, shall reimburse Landlord for the reasonable cost incurred by Landlord for such work. Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will be Required Removables.

9.	Repairs and Alterations.

9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for which Tenant is responsible hereunder for more than 15 days after written notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, in which event Tenant, within 30 days after receipt of written request (together with an invoice) from Landlord, shall pay to Landlord the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

9.02 Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the systems or structure of the Base Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though Landlord’s consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that, in Landlord’s reasonable judgment, is at least equal to the quality designated by Landlord as the minimum standard for the Building. Within 30 days after receipt of written request (together with an invoice) from Landlord, Tenant shall reimburse Landlord for any reasonable sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, within 30 days after receipt of written request from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 10% of the cost of such non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

10.	Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services after Building Service Hours, Landlord shall provide Tenant with reasonable prior oral notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary to protect the safety of Tenant or its employees, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord in compliance with this Section 10 shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.	Assignment and Subletting.

11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If any entity which, directly or indirectly, controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity (an “Exempt Entity”) (a) whose outstanding stock is listed on a recognized securities exchange or (b) at least 51% of whose voting stock is owned by another entity, the voting stock of which is listed on a recognized securities exchange. Any attempted Transfer in violation of this Section (other than a Transfer consisting of a change in ownership or control of Tenant) is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of this Lease or subletting of more than 40% of the Rentable Square Footage of the Premises for more than 60% of the remaining Term (excluding unexercised options), recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

11.03 Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives with respect to the Premises or this Lease as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any such excess consideration within 30 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee), including, without limitation, brokerage fees, legal fees and construction costs. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04 Even if Tenant is not an Exempt Entity, Tenant may assign its entire interest in this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own all or substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; (c) the Permitted Use does not allow the Premises to be used for retail purposes; and (d) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If Tenant’s successor is a different entity from Tenant, then, upon Landlord’s request, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

12.	Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 days of written notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to so discharge the lien, Landlord may bond, insure over or otherwise discharge the lien. Within 30 days after receipt of written notice (together with an invoice) from Landlord, Tenant shall reimburse Landlord for any amount paid by Landlord to bond, insure over or otherwise discharge the lien, including, without limitation, reasonable attorneys’ fees.

13.	Indemnity and Waiver of Claims.

Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. Notwithstanding the foregoing, except as provided in Section 15 to the contrary, Tenant shall not be required to waive any claims against Landlord for loss or damage (other than loss or damage to Tenant’s business) to the extent such loss or damage is due to the negligence or willful misconduct of

Landlord or any of the Landlord Related Parties. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord or the Landlord Related Parties.

14.	Insurance.

Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence (provided that if this coverage is unavailable from the Worker’s Compensation carrier or applicable State Fund, a “Stop Gap Liability” endorsement to the Commercial General Liability Policy is acceptable). Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees) and the managing agent for the Building (or any successor. Each policy of Tenant’s Insurance shall contain an endorsement that the insurer shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of the insurance provided by such policy (provided, however, that, at Tenant’s option, Landlord shall accept, in lieu of any such endorsement, a certificate of insurance containing the following language: “Should any of the policies described herein be cancelled, or modified so that the insured named herein fails to comply with its obligations under Section 14 of the Office Lease Agreement dated as of January 1, 2004 between such insured and the certificate holder named herein, as amended from time to time, relating to the premises located at 1800-114th Avenue SE, Bellevue, Washington, before the expiration date of such policy, the insurer affording coverage will mail 30 days’ advance written notice to the certificate holder named herein; provided, however, that such insurer will mail 10 days’ advance written notice to such certificate holder in the event of cancellation due to non-payment of premiums.”). Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value as reasonably estimated by Landlord.

15.	Subrogation.

Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other or any of its respective trustees, principals, beneficiaries, partners, officers, directors, employees or agents for any loss or damage that may occur to Landlord, Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including all rights or recovery, claims, actions or causes of action arising out of the negligence of Landlord, any Landlord Related Parties, Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

16.	Casualty Damage.

16.01 If all or any portion of the Premises becomes commercially unusable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 210 days from the date the repair and restoration is started, then either party shall have the right to terminate this Lease upon written notice to the other within 10 Business Days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements (as reasonably determined by Landlord assuming that such repair will be performed pursuant to a construction contract providing for a guaranteed maximum price) exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered commercially unusable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is commercially unusable and not used by Tenant.

17.	Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would render the remainder of the Building commercially unusable as an office building in a manner comparable to the Building’s use before the Taking. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking occurs. If this Lease is not terminated, Base Rent, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises (if applicable), and Tenant’s Pro Rata Share shall be appropriately adjusted. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18.	Events of Default.

18.01 Each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 3 Business Days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 20 days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 20 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 20 days and diligently pursues the cure to completion; (c) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law; (e) in the case of any ground floor or retail Tenant, Tenant does not take possession of or abandons or vacates all or any portion of the Premises; or (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

18.02 Landlord shall be in default under this Lease if (i) Landlord fails to perform any of its obligations hereunder and said failure continues for a period of 60 days after written notice thereof from Tenant to Landlord (provided that if such failure cannot reasonably be cured within said 60 day period, Landlord shall be in default hereunder only if Landlord fails to commence the cure of said failure within said 60 day period, or having commenced the curative action within said 60 day period, fails to diligently pursue same) and (ii) each Mortgagee (as defined in Section 23) of whose identity Tenant has been notified in writing shall have failed to cure such default within 30 days (or such longer period of time as may be specified in any written agreement between Tenant and Mortgagee regarding such matter) after receipt of written notice from Tenant of Landlord’s failure to cure within the time periods provided above. In the event of a default by Landlord under the Lease, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such default and Tenant may pursue any and all remedies available to it at law or in equity, provided, however, in no event shall Tenant claim a constructive or actual eviction or that the Premises have become unsuitable or unhabitable prior to a default and failure to cure by Landlord and its Mortgagee under this Lease and, further provided, in no event shall Tenant be entitled to receive more than its actual direct damages, it being agreed that Tenant hereby waives any claim it otherwise may have for special or consequential damages.

19.	Remedies.

19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Within five (5) Business Days after receipt of written demand from Landlord, Tenant shall reimburse Landlord for the cost of such performance together with an administrative charge equal to 10% of the reasonable cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

21.	Relocation. [Intentionally Omitted]

22.	Holding Over.

If Tenant fails to surrender all or any part of the Premises upon the expiration or earlier termination of this Lease (and the expiration or termination of any right Tenant may have to possess the Premises pursuant to Section 8 above), occupancy of the Premises after such expiration or termination shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during such period shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or earlier termination of this Lease (and the expiration or termination of any right Tenant may have to possess the Premises pursuant to Section 8 above) shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of any holdover by Tenant which is not permitted hereunder and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant in writing of Landlord’s inability to deliver possession or perform improvements, then, in addition to the payment of the amounts described above, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

23.	Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to Landlord’s interest in this Lease, Tenant, without charge, shall attorn to such successor-in-interest. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.

Notwithstanding the foregoing in this Section 23 to the contrary, as a condition precedent to the future subordination of this Lease to a future Mortgage, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement in favor of Tenant from any Mortgagee who comes into existence after the Commencement Date. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect. Such non-disturbance, subordination, and attornment agreement may include other commercially reasonable provisions in favor of the Mortgagee, including, without limitation, additional time on behalf of the Mortgagee to cure defaults of the Landlord and provide that (a) neither Mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Base Rent, Additional Rent, or other sum due under this Lease for more than 1 month in advance or (ii) any amendment or modification of the Lease made without the express written consent of Mortgagee or any successor-in-interest; (b) neither Mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord), (ii) the breach of any warranties or obligations relating to construction of improvements on the Property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any security deposit, except to the extent such deposits have been received by Mortgagee; and (c) neither Mortgagee nor any successor-in-interest shall be subject to any offset or defense which Tenant might have against any prior landlord (including Landlord) unless such offset or defense arises from a default under this Lease by such prior landlord and Tenant has provided Mortgagee with timely written notice and a reasonable opportunity to cure such default.

Landlord represents and warrants to Tenant that, to Landlord’s knowledge, no Mortgage exists as of the date of this Lease.

24.	Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.	Surrender of Premises.

Upon the expiration or earlier termination of this Lease or Tenant’s right of possession (and the expiration or termination of any right Tenant may have to possess the Premises pursuant to Section 8 above), Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within 2 Business Days after the expiration or termination of this Lease or Tenant’s right to possession (and the expiration or termination of any right Tenant may have to possess the Premises pursuant to Section 8 above), Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

26.	Miscellaneous.

26.01 This Lease and the rights and obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option.

(a) Tenant represents that it has dealt directly with and only with Tenant’s Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

(b) Agency Disclosure. At the signing of this Lease, Landlord’s leasing agent, Sharon Johnson of Equity Office Properties Management Corp. represented ☒ Landlord, ☐ Tenant, or ☐ both Landlord and Tenant. At the signing of this Lease, Tenant’s agent, Bruce Raskin and Bret Jordan of Raskin & Associates, represented ☐ Landlord, ☒ Tenant, or ☐ both Landlord and Tenant. Each party signing this document confirms that the prior oral and/or written disclosure of agency was provided to such party in this transaction, as required by RCW 18.86.030(1)(g).

(c) Landlord and Tenant, by their execution of this Lease, each acknowledge and agree that they have timely received a pamphlet on the law of real estate agency as required under RCW 18.86.030(1)(f).

26.06 Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.07 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

26.09 Tenant, at its sole cost and expense, shall be entitled to record a memorandum or notice of lease or other short form lease (each deemed a “notice of lease” hereunder), subject to Landlord’s prior reasonable written approval regarding the form and substance of the notice of lease. Tenant shall provide Landlord with a copy of the recorded document, evidencing the recording number and other recording information thereon. In addition, upon Landlord’s request, Tenant shall deliver to Landlord, in trust, a quit-claim deed which may be held by Landlord and, in Landlord’s sole and absolute discretion, recorded by Landlord, at Tenant’s expense, upon the expiration or earlier termination of this Lease. Irrespective of whether Landlord requests and receives such quit-claim deed, Tenant shall record all necessary documentation to release such notice of lease of record within 30 days following the earlier to occur of (i) the Termination Date, or (ii) termination of this Lease or Tenant’s right to possession under this Lease. If Tenant fails to have such notice of lease released within such 30 day period, Landlord shall be entitled to take all action (including, without limitation the recordation of any quit-claim deed delivered by Tenant to Landlord) (and, without limitation, Tenant hereby irrevocably appoints and constitutes Landlord as its true and lawful attorney-in-fact for the purpose of executing, acknowledging and recording, on behalf of and in the name of Tenant, any document) that is reasonably necessary to cause such notice of lease to be released. In such event, Tenant, within 15 days after demand, shall reimburse Landlord for any reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in causing the notice of lease to be released of record.

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

	By:	/s/ M. PATRICK CALLAHAN

M. Patrick Callahan Vice President – Seattle Region

TENANT:

COINSTAR, INC., a Delaware corporation

By:	/s/ DONALD R. RENCH

Name:	Donald R. Rench

Title:	VP, General Counsel and Corporate Secretary

Tenant’s Tax ID Number (SSN or FEIN): 94-3156448

LANDLORD ACKNOWLEDGMENTS

STATE OF Washington)

COUNTY OF King )ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that M. Patrick Callahan, personally known to me to be the Vice President – Seattle Region of Equity Office Properties Trust, a Maryland real estate investment trust, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, (s)he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself/herself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.

GIVEN under my hand and official seal this              day of                         , 200    .

Notary Public

My Commission Expires:

TENANT ACKNOWLEDGMENTS

STATE OF                                 )

COUNTY OF                             )ss:

On this the              day of                                 , 200    , before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared                                                  , known to me to be                                               President of COINSTAR, INC., a Delaware corporation, one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

1

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

1

EXHIBIT A-2

LEGAL DESCRIPTION

The land described herein is situated in the City of Bellevue, County of King, State of Washington:

LOTS 1, 2, 3 AND 4:

TOGETHER WITH TRACTS A, B, C, D, E, F, G, H, I AND J, ALL IN BELLEFIELD OFFICE PARK, ACCORDING TO THE BINDING SITE PLAN RECORDED IN VOLUME 138 OF PLATS, PAGES 25 THROUGH 29, INCLUSIVE, IN KING COUNTY, WASHINGTON.

TOGETHER WITH A PERPETUAL EASEMENT AS CREATED UNDER RECORDING NUMBER 8211300188 FOR OPERATION AND MAINTENANCE OF EXISTING HVAC STRUCTURE AND SEWER PUMP STATION OVER THOSE PORTIONS OF LOT 8, BELLEFIELD OFFICE PARK, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 119 OF PLATS, PAGE 81 THROUGH 90, IN KING COUNTY, WASHINGTON, DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF SAID LOT 8; THENCE SOUTH 85°00’00” EAST ALONG THE NORTH LINE OF SAID LOT 8 A DISTANCE OF 55.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE SOUTH 05°00’00” W 8.00 FEET; THENCE SOUTH 85°00’00” EAST 18.00 FEET; THENCE NORTH 05°00’00” E 8.00 FEET TO THE NORTH LINE OF SAID LOT 8; THENCE NORTH 85°00’00” WEST ALONG SAID NORTH LINE 18.00 FEET TO THE TRUE POINT OF BEGINNING; AND

COMMENCING AT THE NORTHEAST CORNER OF SAID LOT 8; THENCE SOUTH 85°00’00” EAST ALONG THE NORTH LINE OF SAID LOT 8 A DISTANCE OF 138.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE SOUTH 05°00’00” WEST 12.00 FEET; THENCE SOUTH 85°00’00” EAST 50.00 FEET; THENCE NORTH 05°00’00” EAST 12.00 FEET TO THE NORTH LINE OF SAID LOT 8; THENCE NORTH 85°00’00” W ALONG SAID NORTH LINE 50.00 FEET TO THE TRUE POINT OF BEGINNING; AND

TOGETHER WITH AN EASEMENT FOR INGRESS, EGRESS AND UTILITIES OVER TRACT A AS DELINEATED ON THE PLAT OF BELLEFIELD OFFICE PARK, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 119, PAGES 81 THROUGH 90, IN KING COUNTY, WASHINGTON AND ESTABLISHED UNDER RECORDING NUMBER 7711030797; EXCEPT THAT PORTION RELINQUISHED BY INSTRUMENT RECORDED UNDER RECORDING NO. 7504160361.

LOT 6 OF BELLEFIELD OFFICE PARK, AS PER PLAT RECORDED IN VOLUME 119 OF PLATS, PAGES 81 THROUGH 90, INCLUSIVE, RECORDS OF KING COUNTY, WASHINGTON.

LOT 7 AND TRACT A, BELLEFIELD OFFICE PARK, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 119 OF PLATS, PAGES 81 THROUGH 90, INCLUSIVE, IN KING COUNTY, WASHINGTON, AND CORRECTED BY AFFIDAVIT RECORDED UNDER RECORDING NUMBER 8109230492.

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EXHIBIT A-3

OUTLINE AND LOCATION OF STORAGE SPACES

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EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and COINSTAR, INC., a Delaware corporation (“Tenant”) for space in the Building located at 1800 114th Avenue SE, Bellevue, Washington, and commonly known as the Aspenwood Building.

1. Payments.

1.01 Tenant shall pay Tenant’s Pro Rata Share of the total amount of Expenses (defined in Section 2.01 below) and Taxes (defined in Section 3 below) for each calendar year during the Term. Landlord shall provide Tenant with a good faith estimate of the total amount of Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the total amount of Expenses and Taxes. If Landlord determines that its good faith estimate was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses and Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent. Notwithstanding the foregoing, for purposes of computing Tenant’s Pro Rata Share of Expenses, the Controllable Expenses (hereinafter defined) shall not increase by more than 4% per calendar year on a compounding and cumulative basis over the course of the Term. In other words, Controllable Expenses for the first calendar year after the Base Year shall not exceed 104% of the Controllable Expenses for the Base Year. Controllable Expenses for the second calendar year after the Base Year shall not exceed 104% of the limit on Controllable Expenses for the first calendar year after the Base Year, etc. By way of illustration, if Controllable Expenses were $10.00 per rentable square foot for the Base Year, then Controllable Expenses for the first calendar year following the Base Year shall not exceed $10.40 per rentable square foot, and Controllable Expenses for the second calendar year following the Base Year shall not exceed $10.82 per rentable square foot. “Controllable Expenses” shall mean all Expenses exclusive of the cost of insurance, utilities and capital improvements.

1.02 As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Expenses and Taxes and the actual amount of Tenant’s Pro Rata Share of Expenses and Taxes (the “Year End Statement”) for the prior calendar year. If the estimated amount of Expenses and Taxes for the prior calendar year is more than the actual amount of Expenses and Taxes for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated amount of Expenses and Taxes for the prior calendar year is less than the actual amount of Expenses and Taxes for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and Taxes, any underpayment for the prior calendar year.

2. Expenses.

2.01 “Expenses” means all costs and expenses incurred by Landlord in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or

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components installed in the ordinary course of business) made to the Property which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

2.02 Expenses shall not include: the costs of electricity used by tenants of the Building in their respective premises, the cost of capital improvements (except as set forth above); depreciation; interest (except as part of the amortization of the cost of capital improvements as set forth above); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases.

The following items are also excluded from Expenses:

(a) Sums (other than management fees)) paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience.

(b) Any fines, penalties or interest resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees.

(c) Advertising and promotional expenditures.

(d) Landlord’s charitable and political contributions.

(e) Ground lease rental.

(f) Attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building.

(g) The cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant.

(h) All costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building).

(i) Any expenses for which Landlord has received actual reimbursement (other than through Expenses).

(j) Costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building or Property.

(k) Expenses for the replacement of any item covered under warranty, unless Landlord has not received payment under such warranty and it would not be fiscally prudent to pursue legal action to collect on such warranty.

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(l) Fines or penalties incurred as a result of violation by Landlord of any applicable Laws.

(m) Costs of any special services rendered to individual tenants (including Tenant) for which a special charge is made.

2.03 If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building during that calendar year. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3. “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, franchise, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord.

4. Audit Rights. Tenant, within 365 days after receiving any Year End Statement, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year to which such Year End Statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Notwithstanding the foregoing, Landlord agrees that Tenant may retain a third party agent to review Landlord’s books and records which is not a CPA firm, so long as the third party agent retained by Tenant shall have expertise in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building and whose compensation shall in no way be contingent upon or correspond to the financial impact on Tenant resulting from the review. Except as otherwise provided in this Section 4 below, Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 90 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to the Year End Statement for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the Building for the year in question were less or more than stated, then either Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment, or Tenant shall pay Landlord the amount of the underpayment within 30 days, as the case may be. In addition, If Landlord and Tenant determine that Expenses for the Building for the year in question were less than stated by more than 5%, Landlord, within 30 days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review by Tenant. If Tenant fails to give Landlord an Objection Notice within the 90 day period or fails to provide Landlord with a Review Notice within the 365 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. The records obtained by Tenant shall be treated as confidential;

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provided, however, that Tenant may use such records as reasonably necessary to complete its review as provided above and to enforce its rights hereunder. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

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EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and COINSTAR, INC., a Delaware corporation (“Tenant”) for space in the Building located at 1800 114th Avenue SE, Bellevue, Washington, and commonly known as the Aspenwood Building.

As used in this Work Letter, the “Premises” shall be deemed to mean the Premises, as initially defined in the attached Lease.

1.	Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Lease which this Exhibit is attached and all prepaid rental and security deposits required under such agreement, shall have the right, but not the obligation, to perform alterations and improvements in the Premises which are generally described in the space plan dated August 21, 2003 prepared by JPC Architects, as such space plan may be supplemented, reduced in scope or otherwise modified from time to time by Tenant with Landlord’s written consent (which consent shall not be unreasonably withheld) (as so supplemented, reduced in scope or otherwise modified from time to time, the “Identified Alterations”). Any such Identified Alterations may, with Landlord’s prior written consent (which shall not be unreasonably withheld), be performed in two or more distinct phases (each, a “Phase”) during the Term. Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform any Phase of Identified Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 9 of the Lease, including, without limitation, approval by Landlord of the final plans for such Phase of Identified Alterations (the “Plans”) and the contractors to be retained by Tenant to perform such Phase of Identified Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform any Phase of Identified Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of any general contractor to perform any Phase of Identified Alterations (or any portion thereof) shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of such Phase of Identified Alterations (or such portion thereof), (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2.

Landlord agrees to provide Tenant with an allowance (the “Allowance”) in an amount not to exceed $852,295.00 (i.e., $18.50 per rentable square foot of the Premises) to be applied, in any order: (a) toward the cost of any Identified Alterations in the Premises (excluding, however, the costs of any permit fees); (b) toward the Cabling and Furniture Costs (defined in Section 4 below), as and to the extent provided in Section 4 below, (c) toward Base Rent and Additional Rent, as and to the extent provided in Section 5 below; and (d) toward the cost of any subsequent Alterations that Tenant may perform, as and to the extent provided in Section 5 below. In addition, Landlord agrees to provide Tenant with an allowance in the amount of $46,070.00 (i.e., $1.00 multiplied by the Rentable Square Footage of the Premises) (the “Architect Allowance”) to be applied toward the cost of creating the plans for any Identified Alterations or for any other Alterations. Any portion of the Allowance or the Architect Allowance that is not applied as provided in this Section 2 shall accrue to the sole benefit of Landlord, in which event Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Furthermore, Landlord shall pay all governmental fees for all applicable permits required in order to complete any Identified Alterations, except to the extent, if any, that the aggregate amount of such fees exceeds the aggregate amount of such fees that would have been required if all Identified Alterations had been installed, in a single phase, as described in the version of the Plans in existence on the date hereof. Landlord shall not be entitled to deduct from either the Allowance or the Architect

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Allowance a construction management fee for Landlord’s oversight of any Identified Alterations.

3.	The portion of the Allowance to be applied to any Phase of Identified Alterations, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs such Phase of Identified Alterations, in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Identified Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing such Phase of Identified Alterations; (v) plans and specifications for such Phase of Identified Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (vi) copies of all construction contracts for such Phase of Identified Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete such Phase of Identified Alterations. Upon completion of any Phase of Identified Alterations, and prior to final disbursement of the portion of the Allowance to be applied to such Phase of Identified Alterations, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of such Phase of Identified Alterations, and (5) the certification of Tenant and its architect that such Phase of Identified Alterations has been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. In no event shall Landlord be required to disburse the Allowance more than one time per month. If the cost of any Phase of Identified Alterations exceeds the previously-unused portion of the Allowance, Tenant shall be entitled to such portion of the Allowance in accordance with the terms hereof, but each individual disbursement of such portion of the Allowance shall be disbursed in the proportion that such portion of the Allowance bears to the total cost for such Phase of Identified Alterations, less the 10% retainage referenced above.

4.	Tenant shall be entitled to apply any previously-unused portion of the Allowance, up to a maximum of $230,350.00 (i.e., $5.00 per rentable square foot of the Premises) toward the cost of purchasing and installing telephone and computer cabling and furniture in the Premises. All such costs, as evidenced by invoices for same, are referred to collectively herein as the “Cabling and Furniture Costs”. Any portion of the Allowance to be so applied toward any Cabling and Furniture Costs shall be disbursed by Landlord to Tenant within thirty (30) days after receipt of paid invoices from Tenant with respect to such Cabling and Furniture Costs.

5.	Tenant shall be entitled to apply any previously-unused portion of the Allowance, up to a maximum of $230,350.00 (i.e. $5.00 per rentable square foot of the initial Premises), against the payment of Base Rent and Additional Rent due under the Lease. Any portion of the Allowance to be so applied toward the payment of Base Rent and Additional Rent shall be applied against the next installments of Base Rent and Additional Rent within 30 days after Landlord receives written notice from Tenant requesting such application.

6.

Tenant shall be entitled to apply any previously-unused portion of the Allowance toward the cost of any Alterations performed by Tenant in accordance with Section 9.03 of the Lease. Any disbursement of the Allowance pursuant to this Section 6 above may only be used for hard costs (including, without limitation, the general contractor’s overhead and profit) in connection with the applicable Alterations, and shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performed the Alterations, within 30 days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the Alterations; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built

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plans of the Alterations; and (5) the certification of Tenant and its architect that the Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. Such amounts shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

7.	Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance, the Architect Allowance or any other allowance to which Landlord is entitled under the Lease, during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

8.	Subject to Section 5 of the Lease, Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

9.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

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EXHIBIT D

COMMENCEMENT LETTER

(EXAMPLE)

[Intentionally Omitted]

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EXHIBIT E

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

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10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

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20.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.	Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

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EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and COINSTAR, INC., a Delaware corporation (“Tenant”) for space in the Building located at 1800 114th Avenue SE, Bellevue, Washington, and commonly known as the Aspenwood Building.

I.	Contingency. This Lease is expressly contingent upon Landlord and Tenant entering into an agreement terminating the Prior Lease (defined in Section 3.02 of the Lease) concurrently with the full execution and delivery of this Lease. If Landlord and Tenant fail to fully execute and deliver the Termination Agreement concurrently with the full execution and delivery of this Lease, then this Lease shall be null and void.

II.	Parking.

A.	During the initial Term, Landlord shall allow Tenant, or cause the operator (the “Operator”) of the garage servicing the Building (the “Garage”) and other parking areas servicing the Buildings (the “Surface Parking Areas”) to allow Tenant, the use of a maximum of 115 unreserved parking spaces in the Surface Parking Areas (the “Surface Spaces”) for the use of Tenant and its employees. During the initial Term, Landlord shall lease to Tenant, or cause the Operator to lease to Tenant, and Tenant shall lease from Landlord or such Operator, 38 reserved parking spaces in the Garage (the “Reserved Spaces”) for the use of Tenant and its employees. During the initial Term, the Reserved Spaces shall be leased at the rate of $0.00 per Reserved Space, per month. The Reserved Spaces and Surface Spaces are sometimes collectively or generally referred to herein as “Spaces”. If requested by Landlord, Tenant shall execute and deliver to Landlord the standard parking agreement used by Landlord or the Operator (the “Parking Agreement”) in the Garage and/or Surface Parking Areas for such Spaces.

B.	No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the parking facilities or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to lease or otherwise use more than the number of Reserved Spaces and Surface Spaces set forth above.

C.	Except for particular parking spaces and areas designated by Landlord or the Operator for reserved parking, all parking in the Garage and the Surface Parking Areas shall be on an unreserved, first-come, first-served basis.

D.	Neither Landlord nor the Operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage or the Surface Parking Areas regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Garage or the Surface Parking Areas or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

E.	Landlord or its Operator shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Garage, the Surface Parking Areas, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations, all reasonable additions and amendments thereto, and the terms and provisions of the Parking Agreement.

F.	Tenant shall not store or permit its employees to store any automobiles in the Garage or on the Surface Parking Areas without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Garage or on the Surface Parking Areas overnight for any two or more consecutive nights, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

G.	Landlord or the Operator shall have the right to temporarily close the Garage and/or the Surface Parking Areas or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage or the Surface Parking Areas, if any.

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H.	Tenant shall not assign or sublease any of the Spaces without the consent of Landlord. Landlord shall have the right to terminate the agreement contained in this Section II or in the Parking Agreement with respect to any Spaces that Tenant desires to sublet or assign.

I.	Landlord may elect to provide parking cards or keys to control access to the Garage or Surface Parking Areas. In such event, Landlord shall provide Tenant with one card or key for each Space that Tenant is leasing or otherwise hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

III.	Moving Allowance. Provided Tenant is not in Default, Landlord shall provide Tenant with an allowance (the “Moving Allowance”) in an amount not to exceed $57,587.50 (i.e. a sum equal to $1.25 per rentable square foot in the initial Premises) to be applied toward Moving and Relocation Costs (as defined below). Landlord shall disburse the Moving Allowance, or applicable portion thereof, to Tenant within 30 days after the later to occur of (i) receipt of paid invoices from Tenant with respect to Tenant’s actual Moving and Relocation Costs, and (ii) Tenant’s surrender of possession of the Temporary Space. However, in no event shall Landlord have any obligation to disburse any portion of the Moving Allowance after the date which is 6 months after Tenant’s surrender of possession of the Temporary Space. As used herein, “Moving and Relocation Costs” shall be deemed to mean the costs of Tenant’s relocation, if any, to and from the Temporary Space (defined in Section IV below) in accordance with Section IV below, including, without limitation, the cost of telephone and computer cabling and moving Tenant’s furniture, equipment and other personal property.

IV.	Temporary Space. If the performance of any Phase of Identified Alterations renders Tenant unable to conduct its business within all or any material portion of the Premises during calendar year 2004, then, during that portion of calendar year 2004 in which Tenant is so unable to conduct its business within the Premises, Tenant shall be entitled, upon not less than 30 days’ prior written notice to Landlord (a “Temporary Space Notice”), to temporarily occupy any space in the building located at 1800-114th Avenue SE, Bellevue, Washington 98004, commonly known as Magnolia Building (the “Magnolia Building”) that may be available for lease during such period. In order to be effective, any Temporary Space Notice shall identify the date on which Tenant wishes to commence occupancy of the Temporary Space (the “Target Occupancy Date”). Notwithstanding the foregoing, at no time shall Tenant have the right to occupy any space in the Magnolia Building that either (x) is not then available for lease, or (y) has a rentable square footage exceeding that of the portion of the Premises in which Tenant is then unable to conduct its business as a result of the performance of any Phase of Identified Alterations. For purposes hereof, a space in the Magnolia Building shall not be deemed to be “available for lease” during a particular period of time if, in Landlord’s reasonable judgment, Tenant’s occupancy of such space during such period of time pursuant to this Section IV would render Landlord unable to perform its obligations under any lease or occupancy agreement relating to such space which exists as of the date occurring 30 days before the applicable Target Occupancy Date. Before the date occurring 30 days before the applicable Target Occupancy Date, Landlord shall have no obligation to refrain from marketing any space in the Magnolia Building in order to make such space available for lease to Tenant. Notwithstanding anything herein to the contrary, if the amount of space in the Magnolia Building that is available for lease exceeds the amount of space that Tenant is entitled to occupy pursuant to this Section IV, the portion of such available space to be occupied by Tenant (the “Temporary Space”) shall be selected by Landlord in its sole and absolute discretion. Upon Landlord’s request, Tenant shall execute Landlord’s standard documentation (whether a separate lease agreement, amendment to this Lease, or license agreement) prior to occupancy of the Temporary Space, which documentation shall be on substantially the same terms and conditions as those set forth in this Lease except that: (a) the term of Tenant’s occupancy of the Temporary Space shall be limited as provided hereinabove and shall not be subject to any renewal or similar rights; (b) Tenant shall not be entitled to any improvement allowance or any other financial concession with respect to the Temporary Space (provided that the Temporary Space shall contain at least building-standard quality improvements which are in reasonably good condition on the date that Tenant takes possession thereof); and (c) Tenant shall not be required to pay Base Rent or recurring monthly charges of Additional Rent for the Temporary Space for any period during which Tenant is in occupancy of the Temporary Space; provided, however, that Tenant shall be required to pay such amounts (at the same rates as provided in the Lease, subject to appropriate adjustments for any differences in rentable square footage between the Temporary Space and the Premises and/or between the Magnolia Building and the Building) for:

(i)

if Tenant takes occupancy of the Temporary Space in the calendar year 2004, then the number of days, if any, by which Tenant’s surrender of possession of the Temporary Space is delayed (subject to Force Majeure) because of (a) any failure of Tenant to commence on or before the Target Occupancy Date, or to thereafter diligently prosecute to substantial completion, any Phase of Identified Alterations which is commenced during

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calendar year 2004 (including, without limitation, any such failure resulting from any failure of Tenant to take occupancy of the Temporary Space on the Target Occupancy Date), or (b) any failure of Tenant to promptly surrender possession of the Temporary Space following substantial completion of any Phase of Identified Alterations which is commenced during calendar year 2004; or

(ii)	if, after delivering a Temporary Space Notice, Tenant fails to take occupancy of the Temporary Space in the calendar year 2004, then the number of days, if any, in the period commencing on the Target Occupancy Date and expiring on the earlier of (a) the date Tenant delivers to Landlord a written waiver of its right to occupy the Temporary Space as contemplated by the Temporary Space Notice, or (b) December 31, 2004).

V.	Storage Spaces.

A.	Landlord leases to Tenant and Tenant accepts the spaces collectively containing approximately 1,300 square feet described as Suite Nos. P1, P2, P3, P4 and P5 on the parking level of the Building, as shown on Exhibit A-2 attached hereto (the “Storage Spaces”), for the term (the “Storage Term”) commencing on the Commencement Date of this Lease (such date sometimes being referred to in this Storage Space provision as the “Storage Commencement Date”) and ending on the initial Termination Date of this Lease (such date sometimes being referred to in this Storage Space provision as the “Storage Expiration Date”), unless the Lease or Tenant’s right to possession of the Premises thereunder terminates sooner, in which case the Storage Expiration Date shall be such earlier termination date.

B.	The Storage Spaces shall be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Spaces in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers. Landlord shall have the right to designate the location within the Storage Spaces of any items to be placed therein. All items stored in the Storage Spaces shall be elevated at least 6 inches above the floor on wooden pallets, and shall be at least 18 inches below the bottom of all sprinklers located in the ceiling of the Storage Spaces, if any. Tenant shall not store anything in the Storage Spaces which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Spaces from time to time. Upon expiration or earlier termination of Tenant’s rights to the Storage Spaces, Tenant shall completely vacate and surrender the Storage Spaces to Landlord in the condition in which it was delivered to Tenant, ordinary wear and tear excepted, broom-clean and empty of all personalty and other items placed therein by or on behalf of Tenant.

C.	Tenant shall pay rent for the Storage Spaces (“Storage Base Rent”) as follows:

Period	Annual Rate Per Square Foot	Monthly Storage Base Rent
1/1/03 through 12/31/09	$10.00	$1,083.33

All such Storage Base Rent shall be payable in the same manner that Base Rent is payable under the Lease.

D.	All terms and provisions of the Lease shall be applicable to the Storage Spaces, including, without limitation, Section 13 (Indemnity and Waiver of Claims) and Section 14 (Insurance), except that Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, passenger or freight elevator service, window washing or electricity to the Storage Spaces and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Storage Spaces unless such concessions or rights are specifically provided for herein with respect to the Storage Spaces. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Spaces, it being understood that Tenant is using the Storage Spaces at its own risk. The Storage Spaces shall not be included in the determination of Tenant’s Pro Rata Share under the Lease nor shall Tenant be required to pay Expenses in connection with the Storage Spaces.

E.	Tenant has been in prior possession of the Storage Spaces pursuant to one or more prior storage agreements and Tenant agrees to accept the Storage Spaces in its condition and “as-built” configuration existing on the Storage Commencement Date.

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F.	At any time and from time to time, Landlord shall have the right to relocate the Storage Spaces or any individual Storage Space(s) to a new location which shall be no smaller than the square footage of the Storage Spaces or such individual Storage Space(s). Landlord shall pay the direct, out-of-pocket, reasonable expenses of such relocation.

G.	Storage Base Rent is deemed Rent under the Lease.

H.	If Tenant assigns the Lease or sublets all or any part of the Premises, Landlord, at its option, may terminate Tenant’s rights to the Storage Spaces effective as of 30 days after notice to Tenant. Additionally, notwithstanding anything set forth in Section 11 of the Lease to the contrary, Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, assign, sublease, transfer or encumber the Storage Spaces or grant any license, concession or other right of occupancy or permit the use of the Storage Spaces by any party other than Tenant.

I.	Landlord and Tenant hereby terminate any and all existing storage agreements between Landlord and Tenant for any of the Storage Spaces, in being understood and intended that the provisions of this Section V shall be applicable to all such Storage Spaces.

VI.	Roof Space For Dish/Antenna.

A.	Tenant shall have the right to use space on the roof of the Building for the purpose of installing (in accordance with Section 9.03 of the Lease), operating and maintaining a dish/antenna or other communication device reasonably approved by the Landlord (the “Dish/Antenna”). The exact location of the space on the roof to be used by Tenant shall be designated by Landlord and shall not exceed 9 square feet (the “Roof Space”) without Landlord’s prior written consent (which consent shall not be unreasonably withheld). Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Term. Landlord’s designation shall take into account Tenant’s use of the Dish/Antenna. Notwithstanding the foregoing, Tenant’s right to install the Dish/Antenna shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Dish/Antenna. The precise specifications and a general description of the Dish/Antenna along with all documents Landlord reasonably requires to review the installation of the Dish/Antenna (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than 20 days before Tenant commences to install the Dish/Antenna. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. Tenant shall notify Landlord upon completion of the installation of the Dish/Antenna. If Landlord determines that the Dish/Antenna equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Dish/Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish/Antenna (the “Aesthetic Screening”).

B.	Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits.

C.	It is further understood and agreed that the installation, maintenance, operation and removal of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.

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D.	Tenant agrees to install only equipment of types and frequencies which will not cause unreasonable interference to Landlord or existing tenants of the Building. In the event Tenant’s equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the judgment of Landlord, then Tenant agrees to remove the Dish/Antenna from the Roof Space.

E.	Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

F.	The Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

G.	In light of the specialized nature of the Dish/Antenna, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event the Landlord contemplates roof repairs that could affect Tenant’s Dish/Antenna, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least 30 days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

H.	Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever, nor may Tenant use the Roof Space and/or Dish/Antenna to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

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I.	Tenant acknowledges that Landlord may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not materially alter the rights of Tenant hereunder with respect to the Roof Space.

J.	Tenant specifically acknowledges and agrees that the terms and conditions of Section 13 of the Lease (Indemnity and Waiver of Claims) shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

K.	If Tenant defaults under any of the terms and conditions of this Section or the Lease, and Tenant fails to cure said default within the time allowed by Section 18 of the Lease, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, including removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Dish/Antenna, the appurtenances, and the Aesthetic Screening, if any.

VII.	Tenant’s Security Systems. Tenant shall have the right, at Tenant’s sole cost and expense, to install additional security systems to the Premises (the “Additional Security Systems”), subject to Landlord’s reasonable approval as to the size, location, type and scope of such Additional Security Systems and otherwise in accordance with Section 9.03 of the Lease. Any Additional Security Systems shall not interfere with any other Building systems or other tenants. Tenant shall, at its sole cost and expense, keep and maintain the Additional Security Systems in a good condition, repair and working order, and in compliance with all Building, electric, communication and safety codes, ordinances, standards, rules regulations and requirements, now in effect or hereafter promulgated. Any Additional Security System shall be deemed a Required Removable within the meaning of Section 8 of the Lease.

VIII.	Environmental Representation.

A.	Landlord represents, to its knowledge based solely upon that certain Independent Remedial Action Report by Dalton, Olmsted & Fuglevand, Inc. dated October 1998 and that certain No Further Action Letter issued by the Washington Department of Ecology dated May 21, 1999, that the Premises are free of Hazardous Materials (as defined below) in amounts and conditions which are in violation of applicable environmental laws.

B.	Tenant shall not use, generate, manufacture, store or dispose of, on or about the Premises or Property, or transport to or from the Premises, Building or Property, any Hazardous Materials. Notwithstanding the provisions of this Section VIII, Tenant shall have the right to use, generate and store on the Premises and the Building, and transport to and from the Premises and the Building, those Hazardous Materials which are generally used in the ordinary course in first class office buildings; provided, however, that Tenant’s use, generation, storage and transport thereof is in compliance with all applicable federal, state and local laws, regulations and ordinances.

C.	As used in this Lease, “Hazardous Materials” shall mean any material or substance that is now or hereafter defined or regulated by any statute, regulation, ordinance, or governmental authority thereunder, as radioactive, toxic, hazardous, or waste, including but not limited to (i) petroleum and any of its constituents or byproducts, (ii) radioactive materials, (iii) asbestos in any form or condition, and (iv) substances or materials regulated by any of the following, as amended from time to time, and any rules promulgated thereunder: the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq; the Clean Air Act, 42 U.S.C. §§7401 et seq.

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IX.	Renewal Option.

A.	Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Termination Date of the initial Term and ending on the 5th anniversary of the Termination Date (the “Renewal Term”), if:

1.	Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 12 full calendar months prior to the expiration of the initial Term and not more than 15 full calendar months prior to the expiration of the initial Term; and

2.	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.	No more than 25% the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B.	Terms Applicable to Premises During Renewal Term.

1.	The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

2.	Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Renewal Term in accordance with Section 4 of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

C.	Initial Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within 5 days after the expiration of such 30-day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Section D below. If Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within such 30-day period and Tenant fails to timely exercise its right to arbitrate, Tenant’s Renewal Option shall be deemed to be null and void and of no further force and effect.

D.	Arbitration Procedure.

1.

If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 5 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates

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most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in the Suburban Bellevue Area (as defined in subparagraph F below), with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.	Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.	If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

E.	Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

F.

Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and other comparable buildings in the Suburban Bellevue Area (defined below). The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into

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consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease. As used in this subparagraph F, “Suburban Bellevue Area” means the office buildings located adjacent to Highway 405 between Interstate 90 and Highway 520.

X.	Right of First Offer.

A.	Grant of Option; Conditions. During the portion of the initial Term commencing on the date occurring 6 months after the Commencement Date (the “ROFO Commencement Date”), Tenant shall have an ongoing right of first offer (the “Right of First Offer”) with respect to any portion (each, an “Offering Space”) of the space located on the first floor of the Magnolia Building (the “Potential Offering Space”) which becomes available for lease after the ROFO Commencement Date and before the expiration of the initial Term. Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that the existing tenant in any Offering Space will not extend or renew the term of its lease for such Offering Space (but prior to leasing such Offering Space to a party other than the existing tenant), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Offering Space to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 5 days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, in each case with respect to such Offering Space, if:

1.	Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

2.	the Premises, or any portion thereof, is sublet (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) at the time Landlord would otherwise deliver the Advice; or

3.	the Lease has been assigned (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) prior to the date Landlord would otherwise deliver the Advice; or

4.	Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

5.	such Offering Space is not intended for the exclusive use of Tenant during the Term; or

6.	the existing tenant in such Offering Space is interested in extending or renewing its lease for such Offering Space or entering into a new lease for such Offering Space.

B.	Terms for Offering Space.

1.	The term for such Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises (and the Magnolia Building shall be considered part of the Building), provided that all of the terms stated in the Advice shall govern Tenant’s leasing of such Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to such Offering Space.

2.	Tenant shall pay Base Rent and Additional Rent for such Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate for such Offering Space as determined in Landlord’s reasonable judgment.

3.

Such Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of such Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in such Offering Space, in which case Landlord shall perform such work in such Offering Space. If Landlord is delayed delivering possession of such Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to

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obtain possession of the space, and the commencement of the term for such Offering Space shall be postponed until the date Landlord delivers possession of such Offering Space to Tenant free from occupancy by any party.

C.	Termination of Right of First Offer. The rights of Tenant hereunder with respect to any Offering Space shall terminate on the earlier to occur of: (i) December 31, 2007; (ii) Tenant’s failure to exercise its Right of First Offer within the 5 day period provided in Section X.A. above; and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section A above. In addition, if Landlord provides Tenant with an Advice for any Offering Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the Potential Offering Space (such other portion of the Potential Offering Space subject to such expansion rights is referred to herein as an “Encumbered Offering Space”) and Tenant does not exercise its Right of First Offer to lease the Offering Space described in the Advice, Tenant’s Right of First Offer with respect to such Encumbered Offering Space shall be subject and subordinate to all such expansion rights contained in the Advice.

D.	Offering Amendment. If Tenant exercises its Right of First Offer, Landlord, at Landlord’s option, shall prepare an amendment to this Lease (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms set forth in the Advice. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed. Notwithstanding anything herein to the contrary, at Landlord’s option, Landlord and Tenant, in lieu of entering into an Offering Amendment with respect to any particular Offering Space, shall enter into a lease with respect to such Offering Space which is separate from this Lease and pertains only to space located in the Magnolia Building provided that such separate lease shall contain the same terms and conditions with respect to such Offering Space as would have been contained in this Lease if Landlord and Tenant had entered into such Offering Amendment in accordance with the terms of this subparagraph D.

E.	Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to such Offering Space in the Building and other comparable buildings in the Suburban Bellevue Area (defined below) under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of such Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable. As used in this subparagraph E, “Suburban Bellevue Area” means the office buildings located adjacent to Highway 405 between Interstate 90 and Highway 520.

XI.	Signage.

A.	Landlord shall provide Tenant with Building-standard signage in the following locations: (i) the main Building lobby; (ii) the elevator lobby of each floor on which any portion of the Premises is located; and (iii) at the entrance to each of suites 100 and 200. Landlord shall maintain such signage at Landlord’s expense (which shall be part of Expenses).

B.	So long as Tenant is not in Default and occupies at least 1 entire floor of the Building, no name or other identification of any other tenant of the Building shall be displayed on the Building monument sign in larger or more prominent letters than Tenant’s name, without Tenant’s prior written consent (which may be withheld in Tenant’s sole and absolute discretion).

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